Exhibit 10.2

AMENDMENT NO. 1 TO

AMENDED & RESTATED LIMITED PARTNERSHIP AGREEMENT

This Amendment No. 1 to the Amended & Restated Limited Partnership Agreement (this “Amendment”), dated as of March 23, 2016, is among Resource Innovation Office REIT, Inc., a Maryland corporation (the “General Partner”), Resource Innovation Office Holdings, LLC and Resource Innovation Office SLP, LLC (the “Limited Partners”). This Amendment amends the Amended & Restated Limited Partnership Agreement dated October 1, 2015 among the General Partner and the Limited Partners (the “Limited Partnership Agreement”).

W I T N E S S E T H

WHEREAS, the General Partner and the Limited Partners are parties to the Limited Partnership Agreement, which establishes their respective rights and obligations in connection with Resource Innovation Office OP, LP, which is the partnership through which the General Partner intends to conduct its current and future business;

WHEREAS, the General Partner and the Limited Partners desire to amend the Limited Partnership Agreement pursuant to this Amendment.

NOW, THEREFORE, the General Partner and the Limited Partners hereby modify and amend the Limited Partnership Agreement as follows:

1. Defined Terms. Capitalized terms used herein shall have the meanings set forth in the Advisory Agreement.

2. Amendment to the Limited Partnership Agreement.

Section 4.2(d) of the Limited Partnership Agreement is hereby deleted and replaced with the following:

4.2(d) The Partnership issued Special Limited Partnership Units to Resource SLP in exchange for the cash contribution reflected on Exhibit A hereto and for services performed or to be performed from the date of issuance until the date of termination of the Advisory Agreement, by Affiliates of Resource SLP for the Partnership and its Subsidiaries, and admitted such Person as the Special Limited Partner. The Special Limited Partner shall be entitled to certain distributions as provided in Section 5.2 and certain preferential allocations of items of income and gain under Section 5.1. The Special Limited Partnership Units will be subject to the transfer restrictions set forth in Article 9 and will be subject to redemption pursuant to Section 8.6.

3. Construction. The provisions of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that any cause of action for violation of federal or state securities laws shall not be governed by this Section 3.

4. Entire Amendment. This Amendment may not be amended or modified except in writing signed by all parties.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Amended & Restated Limited Partnership Agreement as of the date and year first above written.

RESOURCE INNOVATION OFFICE REIT, INC.

By:	/s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer

RESOURCE INNOVATION OFFICE HOLDINGS, LLC
By: Resource Innovation Office REIT, Inc., its sole member

By:	/s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer

RESOURCE INNOVATION OFFICE SLP, LLC

By:	/s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer